Microsoft Word 10.0.6612;NY3 - 409330.04




NY3 - 409330.04


                                    Exhibit 1





                           Joint Acquisition Statement
                            Pursuant to Rule 13d-1(k)


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  March 28, 2006


                                           /s/ John W. Moon
                                           -----------------------------------
                                           John W. Moon, individually and as
                                           managing member of JWM
                                           Capital LLC, for itself and
                                           as the general partner of
                                           Moon Capital Management LP,
                                           for itself and as the
                                           investment manager of Moon
                                           Capital Master Fund Ltd.